UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 15, 2020

INTERFACE INC
(Exact name of Registrant as Specified in its Charter)

Georgia	001-33994	58-1451243
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1280 West Peachtree Street NW	Atlanta	Georgia	30309
(Address of principal executive offices)			(Zip code)

Registrant’s telephone number, including area code:  (770) 437-6800

Not Applicable
(Former name or former address, if changed since last report)
Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.10 Par Value Per Share	TILE	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company       ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously reported in its Current Report on Form 8-K filed on August 8, 2018, the Second Amended and Restated Syndicated Facility Agreement among Interface, Inc. (the “Company”), certain of its wholly-owned foreign subsidiaries as co-borrowers, its material domestic subsidiaries as guarantors, Bank of America, N.A. as Administrative Agent and lender, and the other lenders party thereto became effective on August 7, 2018. As previously reported in its Current Report on Form 8-K filed on December 23, 2019, the Company and the other parties to the facility agreement entered into the First Amendment to such facility agreement on December 18, 2019 (as so amended, the “Existing Facility Agreement”).

On July 15, 2020, the Company entered into a Second Amendment (the “Second Amendment”) to the Existing Facility Agreement, with the other parties to the Existing Facility Agreement (as so amended, the “Credit Facility”). The Second Amendment provides for, among other changes, the following amendments to the Existing Facility Agreement:

•
making the Consolidated Net Leverage Ratio covenant less restrictive for the period of seven consecutive fiscal quarters beginning with the fiscal quarter ended October 4, 2020 through and including the fiscal quarter ending April 3, 2022;

•
amending the definition of Applicable Rate, which contains the pricing grid used in determining the interest rate margins on outstanding loans and other obligations as well as the commitment fee on the unused portion of the Credit Facility, to include additional Consolidated Net Leverage Ratio levels on which pricing changes are based, with increased pricing at such new higher levels of leverage as well as certain increases in the commitment fee amounts at various levels;

•
amending various interest rate provisions to provide for an interest rate floor of either 0.00% or 0.75%, as applicable, on certain specified loans outstanding under the Credit Facility, together with a reallocation of the Term Loan A-1 and Term Loan A-2 into certain sub-tranches to allow for an interest rate floor of 0.75% to apply only to certain sub-tranches, and the related reallocation of amortization in respect of such sub-tranches;

•
amending certain negative covenants during the period beginning on July 1, 2020 through the date of delivery of the quarterly financial statements and related compliance certificate for the fiscal quarter ending April 3, 2022 (the “Relief Period”), including the following changes: (i) temporarily suspending the right of the Company and its Subsidiaries to make permitted acquisitions without Lender consent, (ii) temporarily reducing the dollar amount of the specified intercompany investment basket exception to the Investments covenant from $50 million to $35 million in respect of certain investments in foreign and non-guarantor Subsidiaries, and (iii) temporarily reducing the dollar basket exception to the Junior Payment covenant on payment of dividends and other Junior Payments to $25 million if the Consolidated Net Leverage Ratio is or would be equal to or greater than 4.00 to 1.00 on or after giving effect to such dividends or other Junior Payments;

•
amending certain provisions in the Amended Facility Agreement dealing with interest rate replacement provisions in the case where any interest rate benchmark applicable to the loans and commitment fees in the future ceases to be available; and

•	limiting during the Relief Period the Company’s ability to incur Incremental Facilities under the Amended Facility Agreement unless a specified Consolidated Net Leverage Ratio has been achieved.

Capitalized terms used herein and not defined herein have the meanings assigned to such terms in the Credit Facility.

The foregoing description of the Second Amendment set forth under this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, which is filed as Exhibit 10.1 and incorporated herein by reference.

ITEM 2.03    CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
On July 15, 2020, the Company entered into the Second Amendment. A description of the Second Amendment is included above in Item 1.01, which disclosure is incorporated by reference in response to this Item 2.03.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Second Amendment to Second Amended and Restated Syndicated Facility Agreement, dated as of July 15, 2020.
104	The cover page from this Current Report on Form 8-K formatted in Inline XBRL (included as Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERFACE, INC.

By:	/s/ David B. Foshee
David B. Foshee
Vice President
Date: July 15, 2020